Exhibit 99.2

September 6, 2018

Dear Fellow Shareholder:

Since launching CNL Healthcare Properties II in 2016, we have strategically invested in approximately $60 million of seniors housing and healthcare real estate with the objective of providing steady distributions, capital preservation and long-term growth opportunities for shareholders. Our two seniors housing properties are newly built, located in attractive markets with strong income characteristics and deliver quality living experiences to our residents. Our medical office property is a 100 percent leased, high-quality, on-campus facility in an exceptional submarket of a major metropolitan area.

Our board of directors actively reviews the status of our equity offering and in December 2017 approved a one-year extension of the current initial offering to March 2, 2019. More recently, the board of directors after a careful and thorough review in August of this year concluded that it is in the best interest of the company and our shareholders to not pursue a follow-on offering and to close the current offering effective October 1, 2018.

Shortly after we launched the offering, there were meaningful regulatory changes and unanticipated market changes that negatively impacted the non-traded real estate investment (REIT) industry in which we have historically operated. This has unfortunately tempered the company’s current and projected capital raise expectations, which was a primary factor in our board’s decision. Additionally, we believe that closing the offering sooner versus later positions the company to begin pursuing appropriate strategic opportunities for the benefit of shareholders.

In connection with the close of the offering, we formed a special committee, comprised solely of our independent directors that will begin to evaluate strategic alternatives to maximize value for our shareholders. The board also approved the suspension of the distribution reinvestment and stock redemption plans effective October 1, 2018 and is not expected to declare any further stock dividends, which is an entirely consistent industry practice as offerings close. However, and importantly, we expect monthly shareholder cash distributions will continue at this time.

Special Committee & Strategic Alternatives

The special committee was formed to begin exploration of the various options available for potential strategic alternatives. The company’s options include but are not limited to: an orderly sale of all or most of the company’s assets and distribution of the net sales proceeds; or a business combination or any other transaction with a third party/parties. A liquidation of all, or a substantial portion, of the company’s assets or a sale of the company would require the approval of a majority of shareholders.

Distributions

Since inception, the company has maintained a hybrid cash and stock distribution strategy. Distributions for the third quarter were previously declared and will be paid on or about September 10, 2018. Even though no more stock dividends are expected to be authorized by the board, we expect monthly cash distributions will continue at this time. As you may recall, we increased monthly cash distributions in 2017 to $0.048 per share, less class-specific expenses. As in the past, the board of directors will continue to actively evaluate the appropriateness and level of the company’s cash distribution policy.

Distribution Reinvestment Plan (DRP) & Redemption Plan

With the close of the offering and plans to actively pursue strategic alternatives, the company has suspended its DRP and Redemption Plan effective October 1, 2018. Shareholders enrolled in the DRP will begin to receive quarterly cash distributions instead of common stock beginning with the fourth quarter distributions. We anticipate the board of directors to declare fourth quarter distributions to be paid mid-December. For IRAs and other qualified accounts, the cash distributions will be sent to the shareholder’s custodian of record.

All redemption requests received prior to June 1, 2018, were fully redeemed according to the terms of the redemption plan. Requests received in good order thereafter and through August 31 will be processed and redeemed on or about September 14, 2018, according to the terms of the redemption plan.

Next Steps

We look forward to providing further updates about CNL Healthcare Properties II as we embark on the next phases of the company’s life cycle. Our focus is clear — to actively manage and drive performance of our assets and the company while we begin the exploration of strategic options to maximize value for our shareholders. If you have any questions, please contact your financial advisor or CNL Client Services at 866-650-0650, option 3 and then option 0.

Thank you for confidence and allowing us to be stewards of your investment.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial advisors

Forward-looking statements are based on current expectations and may be identified by words such as believes, expects, may, could and terms of similar substance and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Investors should not place undue reliance on forward-looking statements. CNL Healthcare Properties II undertakes no obligation to publicly update or revise any forward-looking statements.